Exhibit 10.16

ARYX THERAPEUTICS, INC.

NON-EMPLOYEE DIRECTOR

COMPENSATION ARRANGEMENTS

In July 2007, the Board of Directors (the “Board”) of ARYx Therapeutics, Inc. (“ARYx”) adopted the following compensation program for non-employee directors of the Board to be effective upon the closing of the initial public offering of ARYx’s common stock (the “Offering”). Pursuant to this program, each member of the Board who is not an employee will receive the following cash compensation for services rendered as a member of the Board and committees of the Board, as applicable:

•         $15,000 per year for service as a Board member;

•         $5,000 per year for service as chairman of the audit committee or compensation committee;

•         $2,500 per year for service as chairman of the nominating and corporate governance committee;

•         $2,000 for each Board meeting attended in person ($1,000 for meetings attended by video or telephone conference); and

•         $1,000 for each committee meeting attended in person ($500 for meetings attended by video or telephone conference).

ARYx will continue to reimburse its non-employee directors for their reasonable expenses incurred in attending meetings of the Board and committees of the Board.

Additionally, members of the Board who are not ARYx’s employees will receive non-statutory stock options under ARYx’s 2007 Non-Employee Directors’ Stock Option Plan (the “2007 Directors’ Plan”), which will become effective immediately upon the signing of the underwriting agreement for the Offering. Effective upon the closing of this Offering, each non-employee director will be automatically granted a non-statutory stock option to purchase 16,666 shares of common stock with an exercise price equal to the then fair market value of our common stock. Each non-employee director joining our board of directors after the closing of the Offering will automatically be granted a non-statutory stock option to purchase 16,666 shares of common stock with an exercise price equal to the then fair market value of ARYx’s common stock. On the date of each annual meeting of ARYx’s stockholders beginning in 2009, each non-employee director will automatically be granted a non-statutory stock option to purchase 6,666 shares of ARYx’s common stock on that date with an exercise price equal to the then fair market value of the common stock. The initial grant will vest monthly over three years from the date of grant and the annual grant will vest monthly over one year from the date of grant. All stock options granted under the 2007 Directors’ Plan will have a term of ten years.